SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TCW STRATEGIC INCOME FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Shareholder Services

Shareholder Name
Address 1
Address 2
Address 3

YOUR RESPONSE IS NEEDED

Dear Shareholder:

Our representatives from AST Fund Solutions have been trying to contact you regarding an important matter pertaining to your investment in TCW Strategic Income Fund, Inc. (“TSI”). At your earliest convenience, please call, toll free, (866) 796-7182. Our agents at AST Fund Solutions will be answering calls from shareholders between 9:00 a.m. and 10:00 p.m. Eastern time, Monday through Friday, and will be able to answer any questions you may have. The call will only take a few moments of your time, and AST Fund Solutions will not ask you for any personal or confidential information. At the time of the call, please reference the number listed below.

We appreciate your investment in TCW, and thank you for your time in making this phone call.

Thank you.

Sincerely,

Patrick W. Dennis

Assistant Secretary

REFERENCE NUMBER: 1234567

THE TCW GROUP, INC. | 865 SOUTH FIGUEROA STREET | LOS ANGELES, CALIFORNIA 90017 | 213 244 0000

Manager of the TCW and MetWest Fund Families

October [    ], 2015

Dear                     ,

The Annual Meeting of Shareholders for TCW Strategic Income Fund was scheduled for September 22, 2015. The meeting has since adjourned to October 23, 2015 at 9:00 a.m. PST at TCW’s offices to provide shareholders more time to cast their vote on the amendment to the articles of incorporation proposal. Since you have not yet voted on this important initiative, we are asking you to take a moment of your time to consider the following proposal and vote your shares today.

Why are shareholders being asked to approve the amendment of the Articles of Incorporation to eliminate the requirement that a proposal to convert the Fund to an open-end mutual fund be submitted for shareholder approval under certain circumstances? Management of the Company, as well as the Board, sees no apparent benefit to shareholders from the requirement and do not believe a forced conversion to an open-end structure is always in the shareholders’ best interest. For example, during the current trading market with limited liquidity for many fixed income securities, TCW, as the Company’s adviser, believes it may be in shareholders’ best interest to manage liquidity through other actions such as making use of the Company’s line-of-credit to make cash available where needed to settle portfolio transactions or for other operating and investment purposes and leveraging the Company during those periods in order to manage liquidity. If passed, the Company must undertake the expense of converting from a closed-end management investment company to an open-end mutual fund, which means its stock becomes redeemable on a daily basis at the conclusion of that conversion. Management of the Company and the Board believe that conversion of the Company and the resulting ability to redeem daily would work to the detriment of current investors that have sought out the Company as a stable long-term investment. Over the past ten years, the Company has been required under Article X to solicit a shareholder vote relating to converting from a closed-end structure to an open-end structure three times and, each time, the proposal has failed by a wide margin to obtain the required shareholder approval.

A copy of the statement is available for your reference online at: www.proxyonline.com/docs/TSI.pdf

While TCW’s Board firmly believes this proposal is in the best interest of all shareholders, it is you, the shareholder who must approve it.

Please vote today by calling toll free (866) 796-7182, use your personal reference number below when calling.

We very much appreciate your attention to this matter and your support of TCW Strategic Income Fund.

Sincerely,

Patrick W. Dennis

Assistant Secretary

Reference Number: 123456789

THE TCW GROUP, INC. | 865 SOUTH FIGUEROA STREET | LOS ANGELES, CALIFORNIA 90017 | 213 244 0000

Manager of the TCW and MetWest Fund Families